Today

Data443 Risk Mitigation, Inc.

101 J Morris Commons Lane Suite 105, Morrisville, NC 27560

9195261070

Greg McCraw
gmccraw@fmacgroup.com

Re: Offer of Employment

Dear Greg:

On behalf of Data443 Risk Mitigation, Inc. (the "**Company**"), I am pleased to offer you a full-time position of Chief Financial Officer reporting to Jason Remillard, President & CEO. This letter sets forth the terms and conditions of your employment with the Company. It is important that you understand clearly both what your benefits are and what the Company expects of you. By signing this letter, you will be accepting employment on the following terms.

1. Effective Date. Your employment will commence on September 6, 2022 (the "**Effective Date**").
2. Contingencies: This offer is contingent upon signing agreement to the Company's Insider Trading Policy and Proprietary Information and Inventions Assignment Agreement and satisfying and complying with any other policies, procedures, and requirements reasonably-related to your position that may be established by the Company, the Board, or relevant regulatory agencies including the Securities and Exchange Commission.

3. Compensation. This is an exempt position and you will be paid $180,000 per year in accordance with the Company's normal payroll procedures.

4. Incentive Compensation. You will be eligible to participate in annual performance bonus plans established by the Company from time to time for similarly situated employees, subject to the terms and conditions established by the Company for such bonus plans. Any such bonuses will be based on the achievement of goals and milestones established by the Company in its sole discretion, and the Company in its sole discretion may amend or terminate any such bonus plans at any time.

5. Reimbursement of Expenses: All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company's standard policies and procedures.

6. Employee Benefits. You will be eligible to participate in Company-sponsored benefits, including health, dental and vision benefits, holidays and other benefits that the Company may offer to similarly situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company's other employees. You will be covered by worker's compensation insurance, state disability insurance and other governmental benefit programs as required by state law. Currently, full-time employees are eligible to participate in the Company's health, dental and vision plans beginning on the first day of the month following a 30-day waiting period. During your first calendar year of employment, you will earn on a prorated basis from your date of hire the annualized equivalent of 10 days paid time off (PTO), in addition to observed holidays. On a calendar year basis thereafter, you will earn PTO ratably in accordance with our PTO policy. See the Employee Handbook for further details.

7. At-Will Employment. Your employment with the Company is "at-will." In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this letter. No representative of the Company has authority to enter into any agreement contrary to the foregoing "employment at will" relationship.

8. Adjustments and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

9. Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed Proprietary Information and Inventions Agreement prior to beginning employment, indicating your full agreement to, and ongoing compliance with, the terms of that agreement, which include, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of the Company's proprietary information.

10. References and Immigration Documents. This offer is contingent upon satisfactory completion of all of our reference and background checks, and on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the United States Citizenship and Immigration Services employment verification requirements.

11. No Conflicting Obligations. By execution of this letter, you represent and warrant that your performance of this letter does not and will not breach any agreement you have entered into, or will enter into, with

any other party. You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with the Company, or your providing services to the Company as its employee; (ii) you do not have and shall not bring onto the Company's premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers. You agree not to enter into any written or oral agreement that conflicts with this letter.

12. Integrated Agreement. This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed by a writing, signed by you and an authorized representative of the Company.

13. Severability. If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

14. Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (a "Dispute") will be governed by the laws of the State of NC, without giving effect to the principles of conflict of laws. You and the Company consent to the exclusive jurisdiction of, and venue in, the state or federal courts in NC.

This offer letter expires on August 10, 2022.

Sincerely,

Data443 Risk Mitigation, Inc.

Jason Remillard

President & CEO

Acknowledgment and Acceptance of Employment Offer

I accept employment with Data443 Risk Mitigation, Inc. and acknowledge and fully agree to the terms and conditions set forth in this offer letter:

Greg McCraw